Exhibit (m)(10)(iii)

October 1, 2007

ING Equity Trust

7337 East Doubletree Ranch Road

Scottsdale, Arizona 85258

Re:	Waiver of Fee Payable under Service and Distribution Plan for the Class A Shares

Ladies and Gentlemen:

By this letter dated October 1, 2007, we have agreed to waive the distribution fee payable to us under the Service and Distribution Plan for Class A Shares (the “Plan”) of ING Financial Services Fund (the “Fund”), a series of ING Equity Trust, of 0.10% of the average daily net assets attributable to Class A Shares of the Fund for the period from October 1, 2007 through and including October 1, 2008.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

/s/ Todd Modic
Todd Modic Senior Vice President ING Funds Distributor, LLC

Agreed and Accepted: ING Equity Trust (on behalf of ING Financial Services Fund)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson Senior Vice President

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Funds Distributor, LLC